NEWS

Contact:
Margaret M. Loebl
Vice President, Chief Financial Officer & Treasurer
loeblm@quakerchem.com
T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2013 RESULTS

•    Solid net sales and operating income despite challenging environment

•    Gross margin improvement

•    Net operating cash flow of $11.3 million enhances strong balance sheet

April 29, 2013

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales and earnings per diluted share of $176.2 million and $1.04 for the first quarter of 2013, respectively, compared to first quarter of 2012 net sales and earnings per diluted share of $177.6 million and $0.95, respectively. Net income for the first quarter of 2013 was $13.6 million compared to net income of $12.4 million for the first quarter of 2012. Non-GAAP earnings per diluted share were $0.96 for the first quarter of 2013 compared to $0.91 for the first quarter of 2012. See Non-GAAP Measures section below.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased to report solid results in the first quarter given the challenging global economic environment. We generated good cash flow and our gross margins are continuing to return to more acceptable levels. Our market share gains and acquisitions have helped us to have relatively stable volumes and revenues despite weak conditions in numerous parts of the world, especially in Europe.

Mr. Barry concluded, “Going forward, we believe we will continue to face challenging market conditions around the world with Europe continuing to be the most pronounced. We do, however, remain optimistic about our future and expect 2013 to be another good year for Quaker.”

First Quarter of 2013 Summary

Net sales for the first quarter of 2013 were $176.2 million, a decrease of less than 1% from $177.6 million in the first quarter of 2012. Foreign exchange rate translation decreased revenues by approximately $2.2 million, or 1%, which was partially offset by a slight increase due to selling and price mix of less than 1%. Product volumes, including acquisitions, were consistent in the first quarter of 2013 compared to the first quarter of 2012.

Gross profit increased approximately $2.8 million, or approximately 5%, from the first quarter of 2012. The increase in gross profit on consistent sales was due to an improvement in gross margin to 35.5% compared to 33.7% for the first quarter of 2012 and 34.2% for the fourth quarter of 2012. The increase in gross margin is reflective of the Company’s continuing initiative to restore its margins to more acceptable levels.

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Selling, general and administrative expenses (“SG&A”) increased approximately $2.1 million compared to the first quarter of 2012, primarily related to increases due to acquisitions, higher incentive compensation and higher selling, inflationary and other labor related costs which were partially offset by a decrease in foreign exchange rate translation.

The decrease in interest expense was due to lower average borrowings and lower interest rates experienced in the first quarter of 2013 as compared to the first quarter of 2012.

The Company’s effective tax rates for the first quarters of 2013 and 2012 of 24.1% and 21.5%, respectively, reflect decreases in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.10 and $0.12 per diluted share, respectively. Also, contributing to the difference in the effective tax rate is that the tax rate in China was 15% in 2012 compared to 25% in the first quarter of 2013.  While the Company's re-certification of its Chinese subsidiary as a high tech enterprise is pending, the Company will record tax expense at the statutory rate of 25%. The Company has experienced and expects to further experience volatility in its effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors. The Company estimates that its full year 2013 effective tax rate will be in the high twenty percent range, as compared to the lower rate experienced in the first quarter of 2013.

The increase in equity in net income of associated companies was primarily due to higher earnings related to the Company’s equity interest in a captive insurance company in the first quarter of 2013 compared to the first quarter of 2012 of $0.11 and $0.04 per diluted share, respectively. The Company’s first quarter of 2013 equity in net income of associated companies includes a non-cash out of period adjustment of approximately $1.0 million, which primarily related to a reinsurance contract held by the Company’s captive insurance equity affiliate. This increase was partially offset by a charge of approximately $0.03 per diluted share related to the devaluation of the Venezuelan Bolivar Fuerte during the first quarter of 2013.

Changes in foreign exchange rates negatively impacted the first quarter of 2013 net income by approximately $0.1 million or $0.01 per diluted share.

Balance Sheet and Cash Flow Items

Net operating cash flow increased to $11.3 million for the first quarter of 2013 compared to $6.7 million in the first quarter of 2012, which was primarily driven by improved working capital management and the Company’s first dividend distribution from its captive insurance equity affiliate of $2.0 million. The Company’s liquidity continues to be strong, as its cash position exceeded its debt as of March 31, 2013 and its consolidated leverage ratio was less than one times EBITDA.

Non-GAAP Measures

Included in this public release is a non-GAAP financial measure of non-GAAP earnings per diluted share. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it enhances a reader’s understanding of the financial performance of the Company, is more indicative of future operating performance of the Company, and facilitates a better comparison among fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following is a reconciliation between the non-GAAP (unaudited) financial measure of non-GAAP earnings per diluted share to its most directly comparable GAAP (unaudited) measure:

	Three Months Ended March 31,
	2013	2012
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.04	$0.95

Devaluation of the Venezuelan Bolivar per diluted share	0.03	—

Equity income in a captive insurance company per diluted share	(0.11)	(0.04)

Non-GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$0.96	$0.91

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2013 results is scheduled for April 30, 2013 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$176,193	$177,638

Cost of goods sold	113,585	117,843

Gross profit	62,608	59,795
%	35.5%	33.7%

Selling, general and administrative expenses	45,197	43,093

Operating income	17,411	16,702
%	9.9%	9.4%

Other income, net	346	341
Interest expense	(744)	(1,174)
Interest income	169	123
Income before taxes and equity in net income of associated companies	17,182	15,992

Taxes on income before equity in net income of associated companies	4,133	3,445
Income before equity in net income of associated companies	13,049	12,547

Equity in net income of associated companies	1,142	565

Net income	14,191	13,112

Less: Net income attributable to noncontrolling interest	572	747

Net income attributable to Quaker Chemical Corporation	$13,619	$12,365
%	7.7%	7.0%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.04	$0.96
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.04	$0.95

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$35,256	$32,547
Accounts receivable, net	157,163	154,197
Inventories	73,965	72,471
Prepaid expenses and other current assets	17,763	18,595
Total current assets	284,147	277,810

Property, plant and equipment, net	84,928	85,112
Goodwill	59,248	59,169
Other intangible assets, net	32,972	32,809
Investments in associated companies	15,605	16,603
Deferred income taxes	28,935	30,673
Other assets	34,752	34,458
Total assets	$540,587	$536,634

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,905	$1,468
Accounts and other payables	74,807	70,794
Accrued compensation	11,016	16,842
Other current liabilities	25,280	18,688
Total current liabilities	113,008	107,792
Long-term debt	27,675	30,000
Deferred income taxes	6,256	6,383
Other non-current liabilities	91,675	102,783
Total liabilities	238,614	246,958

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,139,691	13,140	13,095
Capital in excess of par value	95,775	94,470
Retained earnings	225,790	215,390
Accumulated other comprehensive loss	(41,747)	(41,855)
Total Quaker shareholders' equity	292,958	281,100
Noncontrolling interest	9,015	8,576
Total equity	301,973	289,676
Total liabilities and equity	$540,587	$536,634

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the three months ended March 31,

(Dollars in thousands)

	(Unaudited)
	2013	2012
Cash flows from operating activities
Net income	$14,191	$13,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,056	3,057
Amortization	879	746
Equity in undistributed earnings of associated companies, net of dividends	921	(381)
Deferred compensation and other, net	(861)	(103)
Stock-based compensation	1,040	1,186
Gain on disposal of property, plant and equipment	(2)	(14)
Insurance settlement realized	-	(483)
Pension and other postretirement benefits	(2,521)	(2,357)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(3,977)	(9,764)
Inventories	(1,837)	352
Prepaid expenses and other current assets	(457)	(557)
Accounts payable and accrued liabilities	874	1,938
Net cash provided by operating activities	11,306	6,732

Cash flows from investing activities
Investments in property, plant and equipment	(2,723)	(3,178)
Payments related to acquisitions, net of cash acquired	(647)	-
Proceeds from disposition of assets	13	64
Insurance settlement received and interest earned	14	18
Change in restricted cash, net	(14)	465
Net cash used in investing activities	(3,357)	(2,631)

Cash flows from financing activities
Net increase in short-term borrowings	594	-
Proceeds from long-term debt	-	1,350
Repayment of long-term debt	(2,438)	(189)
Dividends paid	(3,208)	(3,105)
Stock options exercised, other	(59)	(1,288)
Excess tax benefit related to stock option exercises	369	546
Net cash used in financing activities	(4,742)	(2,686)

Effect of exchange rate changes on cash	(498)	640
Net increase in cash and cash equivalents	2,709	2,055
Cash and cash equivalents at the beginning of the period	32,547	16,909
Cash and cash equivalents at the end of the period	$35,256	$18,964